Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 21, 2013 relating to the financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which appears in American International Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012. We also consent to the reference to us in Item 5 of this Registration Statement and in the section “Experts” included in the Prospectus.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 15, 2013